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                            RJR Nabisco Holdings Corp.
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                (Name of Registrant as Specified In Its Charter)

                            RJR Nabisco Holdings Corp.
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                   (Name of Person(s) Filing Proxy Statement)


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

                               [RJR NABISCO LOGO]

                                                                 January 5, 1996

DEAR FELLOW SHAREHOLDER:

     In an attempt to profit at the expense of RJR Nabisco shareholders, Bennett
S. LeBow, who has been associated with a number of corporate bankruptcies, and Carl C. Icahn, a corporate raider and greenmailer, have launched a dangerous and misleading solicitation of consents from shareholders. Their consent solicitation demands an irresponsibly timed spin-off of the Nabisco food business and a change in our corporate by-laws that could enable them to gain control of your company without the support of owners of a majority of the
                        -------
company's outstanding shares.

     WE STRONGLY URGE YOU NOT TO SIGN OR RETURN ANY OF THE BLUE CONSENT CARDS
                          ---                              ----
SENT TO YOU BY THE LEBOW/ICAHN GROUP OR ITS AGENTS, INCLUDING BROOKE GROUP.



YOUR BOARD ALREADY IS COMMITTED TO A SPIN-OFF OF NABISCO--AS SOON AS IT CAN BE
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ACCOMPLISHED IN A MANNER THAT IS CONSISTENT WITH THE COMPANY'S COMMITMENTS AND
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DOES NOT PUT YOUR FINANCIAL INTERESTS IN JEOPARDY.
--------------------------------------------------


      Your board of directors has already taken a number of steps over the past year that were necessary to allow a spin-off of Nabisco when it will not jeopardize your investment. We retained the best legal, tax and financial advisors available to review the timing and assess the potential benefits of a spin-off. In consultation with these advisors, YOUR DIRECTORS CONCLUDED, UNANIMOUSLY, THAT AN IMMEDIATE SPIN-OFF WOULD UNDERMINE, NOT INCREASE, YOUR
                     ---------
SHARE VALUE. We have studied this matter in depth and believe that we are in a better position to make a successful spin-off happen at the right time than are Bennett LeBow and Carl Icahn.

WE BELIEVE BENNETT LEBOW AND CARL ICAHN ARE USING THIS CONSENT SOLICITATION
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PROCESS TO TRY TO GAIN CONTROL OF RJR NABISCO IN ORDER TO ENRICH THEMSELVES AT
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YOUR EXPENSE.
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     LeBow and Icahn are best known for a series of corporate raids that resulted in "junk bond"-financed takeovers or "greenmail" buy offs, usually at the expense of other investors. In recent years, both have been involved in highly visible corporate bankruptcies, including TWA and Western Union.

     WE BELIEVE THAT LEBOW AND ICAHN, WITH ALL THEIR EXPERIENCE, ARE FULLY AWARE OF THE RISKS INVOLVED WITH THEIR PROPOSAL AND KNOW QUITE WELL THAT AN IMMEDIATE SEPARATION IS NOT PRACTICABLE. WE BELIEVE THAT THEY ARE DELIBERATELY OVERSTATING THE FINANCIAL BENEFITS OF SUCH A SPIN-OFF IN ORDER TO MASK THEIR REAL GOAL: TO GAIN CONTROL OF RJR NABISCO AND ITS CASH FLOWS:

 . The LeBow/Icahn group has already submitted a slate of nominees for election to RJR Nabisco's board of directors and control of the company. THIS SLATE OF DIRECTOR CANDIDATES HAS BEEN HAND-PICKED BY LEBOW TO ACCOMPLISH HIS AGENDA.

 . Although LeBow has not disclosed this information in the previous letters he sent to you, LeBow has finally had to admit that his agreements with Icahn contemplate that LeBow will combine his failing Liggett tobacco business with RJR's tobacco business--and that LeBow will pay Icahn $50 million for the privilege of doing so. IN FACT, BASED ON THE SIMILAR TRANSACTION PREVIOUSLY PROPOSED BY LEBOW TO THE COMPANY, BENNETT LEBOW WOULD REAP UP TO A $1 BILLION PROFIT FROM SUCH TRANSACTION--AND THAT MONEY WOULD COME DIRECTLY OUT OF THE POCKETS OF RJR NABISCO'S SHAREHOLDERS.

MANY INDEPENDENT FINANCIAL ANALYSTS HAVE PUBLISHED RESEARCH REPORTS CONSISTENT
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WITH THE VIEWS OF RJR NABISCO'S BOARD AND MANAGEMENT ON THE ISSUE OF A
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SPIN-OFF.*
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 . Martin Feldman, an analyst at Smith Barney, said in a December 13, 1995 research report, "LEBOW PRESSURE FOR A QUICK NA SPIN-OFF IS BAD NEWS FOR RN."

 . David Adelman, an analyst at Dean Witter Reynolds, said in an August 31, 1995 research report, "WHILE SPINNING OFF RJR NABISCO'S 80.5% STAKE IN NABISCO WOULD LIKELY BE A VALUE-ENHANCING TRANSACTION, WE CONTINUE TO BELIEVE THAT RJR NABISCO WOULD BE UNABLE TO DO THIS IN THE CURRENT LITIGATION ENVIRONMENT." In an October 30, 1995 report, Mr. Adelman said, "We estimate the incremental spin-off value at $2-4 per share." **

 . Marc Cohen, an analyst at Goldman, Sachs, in an October 9, 1995 research report titled "Be Wary of Simple Solutions to Complex Problems," noted that "...THERE IS RISK GIVEN CURRENT TOBACCO LITIGATION CIRCUMSTANCES THAT A COURT COULD NOT ONLY ENJOIN RJR FROM DISTRIBUTING THE NA STOCK, BUT ALSO INDEFINITELY INTERFERE WITH CASH DISPOSITIONS RELATED TO OTHER BUSINESS AFFAIRS (I.E., A DIVIDEND INCREASE)." In a November 1, 1995 report, Mr. Cohen said, "A spin-off of Nabisco may produce only a $2-3 increase in RN's stock price." ***

 . Anthony Brenner, an analyst at UBS Securities, said in a December 11, 1995 research report, "WE DO NOT BELIEVE IT WOULD BE A GOOD IDEA TO SPIN OFF NABISCO FOODS TO SHAREHOLDERS AT THE PRESENT TIME, AS IS ADVOCATED BY BENNETT LEBOW, CEO OF BROOKE GROUP, LTD., AND CARL ICAHN...We believe it is extremely important to establish a positive sales and earnings trend prior to a spin-off for both the domestic and international tobacco businesses."

 . Oppenheimer analyst Roy Burry said in an October 30, 1995 research report,
  "THE GAINING OF CONTROL OF RJR NABISCO BY LEBOW/ICAHN ALSO RAISES RISKS TO OUTSIDE SHAREHOLDERS. Past actions by both these individuals establish substantial uncertainties as to their motivations once in control of the company and the impact of this strategy upon outside shareholders."

DO NOT ALLOW YOURSELF TO BE MISLED BY LEBOW AND ICAHN. EVEN TWO OF THE ANALYSTS
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CITED IN THEIR CONSENT MATERIALS DO NOT ENDORSE THEIR PROPOSAL FOR AN IMMEDIATE
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SPIN-OFF OF NABISCO.
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 . Despite LeBow/Icahn's inclusion of a report by Rodman & Renshaw analyst Ronald
  B. Morrow in a list of analysts that purport to "support [LeBow and Icahn's] position that stockholders would benefit from a spinoff," the research report they cite does not even attempt to set forth a value of the spin-off. IN FACT, LEBOW/ICAHN OMITTED ANY REFERENCE TO MR. MORROW'S DECEMBER 6, 1995 REPORT, IN WHICH HE SAID, "WE DO NOT EXPECT AN IMMEDIATE SPIN-OFF...TO INCREASE RN'S
  PRICE BEYOND THE MID-30S." In a November 21, 1995 report, Mr. Morrow said, "While we do believe that the split of assets if sold separately could generate higher short-term returns for common shareholders, we view the likelihood of the total sale of RN's assets with low probability and certainly not in the best interests of the stakeholders."

 . Diana Temple, the Salomon Brothers analyst cited by LeBow/Icahn, said in a December 6, 1995 research report that, "WE DO NOT BELIEVE A SPIN OFF OF TOBACCO IS LIKELY IN 1996 BECAUSE OF UNCERTAINTY ON LITIGATION."

YOUR INTERESTS--AND THE BEST CHANCE FOR A SUCCESSFUL SPIN-OFF OF NABISCO AT THE
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RIGHT TIME--ARE BEST SERVED BY RJR NABISCO'S BOARD OF DIRECTORS AND MANAGEMENT.
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     For you to benefit, a spin-off must first be accomplished without delays or uncertainties arising from court challenges; second, be tax-free to you; and third, preserve the financial integrity of our food and tobacco businesses. THE LEBOW/ICAHN PROPOSAL FOR AN IMMEDIATE SPIN-OFF DOES NOT MEET THESE REQUIREMENTS.
                            ---------               ---

     By pushing for an immediate spin-off, LEBOW AND ICAHN HAVE INVITED
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POTENTIALLY DAMAGING LAWSUITS AGAINST YOUR COMPANY THAT COULD MAKE A SPIN-OFF AT
THE RIGHT TIME MORE DIFFICULT. They also are advocating that your company break good faith commitments that made it possible in early 1995 to start paying common stock dividends to you.

     The RJR Nabisco board of directors is obligated to represent the best interests of all of the company's shareholders--not just a select few, like LeBow and Icahn. Your board is committed to completing a spin-off of Nabisco shares to you at a time when the transaction can be completed successfully, when it will benefit all shareholders and is consistent with the company's commitments.

WE BELIEVE THAT LEBOW AND ICAHN WANT TO BE ABLE TO GAIN CONTROL OF RJR NABISCO
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AND EXPLOIT THE COMPANY FOR THEIR OWN BENEFIT--EVEN IN THE EVENT THAT HOLDERS OF
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A MAJORITY OF THE COMPANY'S SHARES DO NOT AGREE WITH THEM.
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     In addition to proposing an immediate spin-off of Nabisco, LEBOW AND ICAHN
HAVE PROPOSED A CHANGE IN THE COMPANY'S BY-LAWS THAT WOULD ALLOW A MINORITY
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GROUP OF SHAREHOLDERS--LIKE THE ONE LED BY LEBOW AND ICAHN--TO CALL A SPECIAL
MEETING TO SEIZE CONTROL OF YOUR COMPANY.

     Your board believes that financiers with track records like LeBow and Icahn--who in the past have demonstrated a reckless disregard of the interests of other shareholders and a willingness to use corporate funds for their own personal gain--should not be able to gain control of this company unless holders of a majority of the company's shares agree. LeBow and Icahn are attempting to
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characterize the company's position on this issue as anti-democratic. But, in fact, the company's position is just the opposite--majority rule for
                                                   --------
shareholders.

     Your board believes that the interests of all shareholders must be paramount and that the voices of all shareholders must be heard. Don't let LeBow and Icahn take this right away from you.

YOUR BEST CHANCE TO PREVENT LEBOW AND ICAHN FROM EXPLOITING YOUR INVESTMENT IN
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RJR NABISCO IS TO REFUSE TO SIGN OR RETURN ANY OF THE BLUE CONSENT CARDS.
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     Your board already is committed to accomplishing a spin-off of Nabisco as soon as it can be accomplished in a manner that does not jeopardize your financial interests and is consistent with the company's commitments. CONTRARY TO WHAT LEBOW AND ICAHN SAY, WE ARE NOT WAITING FOR YOU TO TELL US TO SPIN OFF NABISCO--WE ALREADY WANT TO ACCOMPLISH THAT.

     For the reasons discussed in this letter and in the accompanying Revocation of Consent Statement, which we urge you to read carefully, your board has concluded unanimously that the LeBow/Icahn solicitation is not in your best financial interests. WE STRONGLY URGE YOU NOT TO SIGN OR RETURN ANY OF THE BLUE
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CONSENT CARDS SENT TO YOU BY THE LEBOW/ICAHN GROUP OR ITS AGENTS, INCLUDING
BROOKE GROUP. WE URGE YOU TO DISCARD ANY BLUE CARDS SENT TO YOU BY THE LEBOW/ICAHN GROUP.

     IF YOU HAVE PREVIOUSLY RETURNED A BLUE CONSENT CARD TO THE LEBOW/ICAHN GROUP, YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND AND REVOKE YOUR CONSENT BY SIGNING, DATING AND RETURNING THE ACCOMPANYING YELLOW REVOCATION OF CONSENT CARD, USING THE ENCLOSED POSTAGE-PAID ENVELOPE. Even if you have not previously signed or returned a blue consent card to the LeBow/Icahn group, you may sign and return a YELLOW revocation of consent card to the company, which will have no legal effect but would assist us in monitoring the progress of the LeBow/Icahn consent solicitation. If you have any questions or need assistance in completing the enclosed YELLOW revocation of consent card, please call our solicitors: MacKenzie Partners, Inc., toll free, at 1-800-322-2885 or D.F. King & Co., Inc., toll free, at 1-800-290-6430.

     Thank you for your support. We will keep you informed as this situation progresses.

                   On behalf of the Board of Directors,



/s/ Charles M. Harper                   /s/ Steven F. Goldstone
CHARLES M. HARPER                       STEVEN F. GOLDSTONE
Chairman                                President and
                                        Chief Executive Officer







  * No permission has been sought or received to quote from, or refer to, published materials cited in this letter. The Company has from time to time obtained investment banking services from certain of the investment banks referred to herein, including Goldman, Sachs & Co. which among other things was the lead underwriter in the initial public offering of the Nabisco shares.

 ** Mr. Adelman indicated that he had assumed that the spun-off Nabisco shares would trade at the same prices as the Nabisco shares that are currently publicly traded and that, after the spin-off of Nabisco, the shares of the company would trade at a somewhat lower trading multiple than the current trading multiple, reflecting the value of the company's remaining tobacco business.

*** Mr. Cohen stated that he did not share the view of some market participants that the Nabisco shares held by the company were "currently discounted in the RN valuation equation as a result of indirect tobacco litigation exposure" and noted that, in any event, contrary to the assertion of the LeBow/Icahn group, a spin-off of these shares would not remove any perceived tobacco taint. Mr. Cohen also indicated his belief that after the spin-off, "the stand-alone tobacco company" would have a dividend of $1.50/share, but could not support a substantial increase in dividends without potentially jeopardizing its investment-grade rating and without scaling back tobacco initiatives, thereby increasing its vulnerability to competitors.